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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-31236) pertaining to the 2000 Stock Plan and the Directors' Stock Option Plan of Hotel Reservations Network, Inc. of 1) our report dated January 22, 2001 (except for Note 14, as to which the date is March 13, 2001), with respect to the consolidated financial statements of Hotel Reservations Network, Inc. for the year ended December 31, 2000 and the period from May 11, 1999 through December 31, 1999 and 2) our report dated November 22, 1999 with respect to the combined financial statements of TMF, Inc. (d/b/a Hotel Reservations Network) and HRN Marketing Corp. for the period from January 1, 1999 through May 10, 1999, both of which are included in this Annual Report (Form 10-K) for the year ended December 31, 2000.


/s/ Ernst & Young LLP


Dallas, Texas
March 27, 2001